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                                                                 EXHIBIT 21.1


SUBSIDIARIES OF THE REGISTRANT

SCM Microsystems GmbH, a wholly owned subsidiary of Registrant, is a corporation organized under the laws of Germany.

SCM Microsystems (U.S.) Inc., a wholly owned subsidiary of Registrant, is a Delaware corporation.